EXHIBIT 99

For Release:  Thursday, July 19, 2001
Contact:      Douglas Stewart, President or
              Debra Geuy CFO


                 PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCES
              QUARTERLY, YEAR END EARNINGS, DECLARES DIVIDEND, AND
                            SETS ANNUAL MEETING DATE


SIDNEY, OHIO; NASD-NMS "PSFC"

Peoples-Sidney Financial Corporation, parent company of Peoples Federal Savings and Loan Association, today announced its fourth quarter and fiscal year end earnings.

Net income for the three months ended June 30, 2001 was $178,000 or .13 basic and diluted earnings per share. This compares to $233,000 or .16 basic and diluted earnings per share for the same period in 2000. Douglas Stewart, President said the decrease in quarterly earnings is due to increases in general operating expenses relating to the preparation of the Association's new Wal-Mart office which opened June 20, 2001. The initial public response to this new office has been very favorable. The added convenience of extended banking hours, seven days per week in a high traffic retail setting will provide additional growth to our association through the use of marketing demand and lower cost savings accounts.

The Corporation's fiscal year end earnings for 2001 were $740,000, compared to $636,000 for the prior year, a 16% increase. The increase in earnings for the year is a result of strong loan demand providing additional interest income, loan fees, and service fee income and the sale of a mortgage- backed security during the fiscal year provided a net gain of $99,000. The Corporation's assets grew 4% during 2001 to $134,304,000 at June 30, 2001.

Stewart added, "our board of directors and management team remain focused on building shareholder value while maintaining our mission to providing quality products and services for our customers. We remain committed to enhancing the communities we serve by providing convenient "community banking" at reasonable costs. Our company is currently in its fourth stock repurchase program as one effort to increase shareholder value. At June 30, 2001, Peoples-Sidney Financial Corporation's shares were trading at $9.50 per share. Book Value at June 30, 2001 was $12.33, with shares outstanding of 1,390,875."

         PEOPLES-SIDNEY FINANCIAL CORPORATION ANNOUNCE QUARTERLY, YEAR END EARNINGS, DECLARES DIVIDEND, ANNOUNCES ANNUAL MEETING DATE

PAGE 2

On July 19, 2001 the Board of Directors declared a dividend of $.08 for shareholders of record as of August 2, 2001. The payable date will be August 16, 2001. This dividend represents the seventeenth consecutive quarterly dividend since the conversion to a public company in April, 1997.

Additionally, the Annual Meeting of the Company will be held on Friday, October 12, 2001 at 11:00 a.m. at the Sidney Holiday Inn. The record date for voting purposes will be August 31, 2001.

Peoples Federal operates from its main office at 101 E. Court Street and its branch offices at 2400 W. Michigan Avenue (inside Wal-Mart) Sidney, 405 S. Pike Street, Anna, Ohio and 115 W. Pike Street, Jackson Center, Ohio. The Company had assets of $134 million as of June 30, 2001 and shareholder equity of $17,150,000.